Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, amendment number 2, of Allure Worldwide, Inc., of our report dated November 20, 2019 on our audit of the financial statements of Allure Worldwide, Inc. as of September 30, 2019 and 2018, and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended September 30, 2019 and from inception September 26, 2018 through September 30, 2018, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

February 20, 2020